Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of CalciMedica, Inc. (formerly Graybug Vision, Inc.) pertaining to the Amended and Restated 2006 Stock Plan, 2023 Equity Incentive Plan, and 2023 Employee Stock Purchase Plan of CalciMedica, Inc. (formerly Graybug Vision, Inc.) of our report dated April 4, 2023 (except for Note 2, as to which the date is May 12, 2023), with respect to the financial statements of CalciMedica, Inc. included in Current Report (Amendment No. 2 on Form 8-K/A) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 12, 2023